Exhibit 4.1

AMENDMENT NO 2. TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT (this “Amendment”) dated as of February 28, 2011, is made by and between United Online, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation) (the “Rights Agent”).  Capitalized terms not defined herein shall have the meanings set forth in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of November 15, 2001, as amended by Amendment No. 1 to the Rights Agreement dated as of April 29, 2003 (as amended, the “Rights Agreement”);

WHEREAS, Section 27 of the Agreement permits the amendment of the Rights Agreement by action of the Board of Directors of the Company (the “Board”);

WHEREAS, the Board has considered the reasons underlying the adoption of the Rights Agreement, has determined that those reasons continue to be valid at present and deems it advisable and in the best interests of the Company and its stockholders to amend the definition of “Final Expiration Date” in the Rights Agreement; and

WHEREAS, the Board has approved and adopted an amendment to the Rights Agreement to change the “Final Expiration Date” to February 28, 2011.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.             AMENDMENT TO SECTION 7.  The definition of “Final Expiration Date” in Section 7(a)(i) of the Rights Agreement is hereby changed to the Close of Business on February 28, 2011.

2.             EFFECTIVENESS.  This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  All references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

3.             CERTIFICATION.  The undersigned officer of the Company certifies by execution hereof that this Amendment is consistent with Section 27 of the Rights Agreement.

4.             GOVERNING LAW.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts to be made and performed entirely within such state, without regard to the choice-of-law or conflict-of-laws principles of any jurisdiction.

5.             MISCELLANEOUS.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed to be effective as of the date and year first written above.

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Name:	Mark R. Goldston
Title:	Chairman, President and CEO

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President